Exhibit 99.1
G&K SERVICES REPORTS FISCAL 2014 SECOND QUARTER RESULTS
G&K Achieves Record Adjusted Earnings from Continuing Operations of $0.75 Per Diluted Share; 14 Percent Growth
Adjusted Operating Margin from Continuing Operations Improves to 11.5 Percent
G&K Fully Achieves Its 10/10 Financial Goals

MINNEAPOLIS, MN, January 28, 2014 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the second quarter of its fiscal year 2014, which ended on December 28, 2013. Revenue from continuing operations grew by 3.5 percent to $225.9 million, up from $218.3 million in last year’s second quarter. Second quarter adjusted earnings from continuing operations grew 14 percent to a company record $0.75 per diluted share, up from $0.66 per diluted share in the prior year period. Adjusted earnings in the quarter excluded a $0.06 per share benefit from the previously announced change in estimated merchandise amortization lives. Including this benefit, the company recorded earnings from continuing operations of $0.81 per diluted share (see reconciliation table for details). As previously disclosed, the company divested two non-core business units which have been reclassified as discontinued operations in its current and historical financial results.

“This was another strong quarter for G&K, with solid revenue growth, significantly improved margins and record-high earnings per share,” said Douglas A. Milroy, Chief Executive Officer. “The second quarter also marked the full achievement of our 10/10 goals. With adjusted operating margin of 11.5 percent and return on invested capital reaching 10.2 percent, we are already well on the way to delivering our 12+ Plan. This is a tremendous accomplishment for the entire G&K team.”

Income Statement Review
Second quarter revenue grew 3.5 percent to $225.9 million, compared to $218.3 million in the prior-year quarter. This excludes revenue from the divested businesses, which are now classified as discontinued operations. The rental organic growth rate, which adjusts for the impact of currency exchange rate differences, acquisitions and divestitures, was 4.2 percent. The impact of a lower exchange rate for the Canadian dollar decreased revenue growth by 1.0 percent.

Second quarter adjusted operating income from continuing operations grew 16 percent to $25.9 million, compared to $22.3 million in the prior year quarter. This was the highest quarterly operating income in the company’s history. Adjusted operating margin from continuing operations expanded to 11.5 percent, a 130 basis point increase from 10.2 percent in last year’s second quarter. The improvement in adjusted operating margin was primarily driven by increased operating leverage from revenue growth, productivity improvements in rental operations, and improved gross margins from the recently restructured direct sale catalog business. These margin gains were partially offset by higher selling costs. Second quarter adjusted operating income and operating margin from continuing operations excluded the previously mentioned benefit from a change in estimated merchandise amortization lives. Including this benefit, operating income from continuing operations was $27.7 million and operating margin was 12.3 percent (see reconciliation table).

Interest expense in the quarter was $1.6 million, up from $1.1 million in the prior-year quarter, primarily due to a higher effective interest rate, partially offset by lower total debt. The effective tax rate for continuing operations in the quarter was 37.5 percent, compared to 39.2 percent in the second quarter last year, primarily due to lower tax expense on foreign earnings. Second quarter diluted share count increased to 19.9 million, up from 19.1 million last year, primarily due to gains in the company’s stock price, which led to more stock option exercises and increased the dilutive effect of outstanding stock options.

Balance Sheet and Cash Flow
The company ended the first quarter with total debt, net of cash, of $143.0 million, and a net debt to total capital ratio of 21.7 percent. Total stockholders’ equity at the end of the quarter was $483 million.

Cash provided by operating activities for the six months ended December 28, 2013 was $15.6 million, compared to $40.8 million in the prior year. The lower operating cash flow was primarily due to increased in-service inventory and higher federal tax payments. The company expects strong cash flow from operations in the second half of the fiscal year. Capital expenditures for the first six months of the fiscal year were $15.0 million, compared to $18.0 million in the prior year. Fiscal year-to-date, G&K has returned $16.1 million of cash to shareholders through dividend payments and stock repurchases.

Outlook
G&K revised its fiscal 2014 guidance to reflect the divested businesses, which are now classified as discontinued operations, and a lower exchange rate for the Canadian dollar. The company now expects fiscal 2014 revenue in a range of $890 million to $900 million. The company now expects adjusted earnings from continuing operations between $2.80 and $2.90 per diluted share, due to the loss of earnings associated with the divested businesses and the impact of a lower Canadian exchange rate.

This guidance excludes the anticipated benefit from the previously mentioned change in estimated merchandise amortization lives, which is expected to provide a benefit to earnings in each quarter of fiscal year 2014. The company expects the full-year pre-tax benefit from this change will be $6.3 million (see footnotes to the reconciliation table for expected benefit by quarter).

Divestitures and Discontinued Operations
As previously announced, the company divested two non-core business units. As a result, G&K has reclassified these businesses as discontinued operations in its current and historical operating results. A revised presentation of the company’s historical income statements is available in Excel format on G&K’s investor relations website, www.gkservices.com/investors. During the quarter, the company recorded after-tax charges of $8.4 million, or $0.42 per diluted share, related to these business units, which were included in the results for discontinued operations.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at www.gkservices.com/investors. A replay of the call will be available on the company’s website through February 28, 2014.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013 and any subsequent filings with the U.S. Securities and Exchange Commission.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 170,000 customers from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

All results reported in the tables below are only from our continuing operations

	Three Months Ended				Three Months Ended
	December 28, 2013				December 29, 2012
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$225,919	$27,696	$16,343	$0.81	$218,270	$22,281	$12,867	$0.66
Less: Change in merchandise amortization lives (2)	—	(1,803)	(1,125)	(0.06)	—	—	—	—
As Adjusted	$225,919	$25,893	$15,218	$0.75	$218,270	$22,281	$12,867	$0.66

	Six Months Ended				Six Months Ended
	December 28, 2013				December 29, 2012
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$446,142	$51,265	$29,953	$1.49	$428,864	$41,213	$24,372	$1.26
Less: Change in merchandise amortization lives (2)	—	(4,076)	(2,560)	(0.13)	—	—	—	—
Add: Impact of pension withdrawal and associated expenses (1)	—	1,687	1,048	0.05	—	—	—	—
As Adjusted	$446,142	$48,876	$28,441	$1.41	$428,864	$41,213	$24,372	$1.26

(1) In the first quarter of fiscal 2014, we increased our estimated liability associated with the withdrawal from the Central States Southeast and Southwest Areas Pension Fund. All of this was recorded in the selling and administrative expenses (S&A) line item.

(2) In the fourth quarter of fiscal 2013, we modified the estimated useful life of certain in-service inventory assets to better reflect the estimated periods in which the assets will remain in-service. This benefit was recorded in the cost of rental operations line item. The estimated pretax benefit by quarter for the historical and future periods is as follows:

FY13 Q4 - $2,605 actual
FY14 Q1 - $2,273 actual
FY14 Q2 - $1,803 actual
FY14 Q3 - $1,300
FY14 Q4 - $900
These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Return on Invested Capital
Return on invested capital (ROIC) is a non-GAAP financial measure and may not be defined and calculated by other companies in the same manner. The company uses ROIC as a measure of the effectiveness of its use of capital.
The company defines ROIC as adjusted net operating income from continuing operations after tax, divided by the sum of total debt less cash, plus stockholders’ equity. The company assumes an average effective income tax rate of 38.5 percent.
The following table provides a calculation of ROIC on a 3-month annualized basis, for the periods ending December 28, 2013 and December 29, 2012.

	For the Three Months Ended
(U.S. Dollars, in thousands)	December 28, 2013	December 29, 2012
Numerator:
Income from continuing operations as reported	$27,696	$22,281
Less: change in merchandise amortization lives	(1,803)	—
Adjusted income from continuing operations	25,893	22,281
Income taxes at 38.5 percent	9,969	8,578
Adjusted income after tax from continuing operations	15,924	13,703
Annualized adjusted income after tax from continuing operations	$63,696	$54,812

Denominator:
Current maturities of long-term debt	$—	$23,815
Long-term debt	177,000	196,500
Total stockholders' equity	483,043	429,481
Less: cash and cash equivalents	(34,016)	(23,715)
Total capital	$626,027	$626,081

Return on invested capital	10.2%	8.8%

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Three Months Ended		For the Six Months Ended
(U.S. Dollars, in thousands, except per share data)	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Rental and direct sales revenue	$225,919	$218,270	$446,142	$428,864

OPERATING EXPENSES
Cost of rental and direct sales	148,320	148,892	292,825	292,646
Selling and administrative	49,903	47,097	102,052	95,005
Total operating expenses	198,223	195,989	394,877	387,651

INCOME FROM OPERATIONS	27,696	22,281	51,265	41,213
Interest expense	1,566	1,107	3,147	2,136
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	26,130	21,174	48,118	39,077
Provision for income taxes	9,787	8,307	18,165	14,705
NET INCOME FROM CONTINUING OPERATIONS	16,343	12,867	29,953	24,372
Net income (loss) from discontinued operations, net of tax	(8,423)	354	(8,212)	743
NET INCOME	$7,920	$13,221	$21,741	$25,115

EARNINGS PER COMMON SHARE
BASIC
From continuing operations	$0.82	$0.67	$1.52	$1.28
From discontinued operations	(0.43)	0.02	(0.42)	0.04
BASIC EARNINGS PER COMMON SHARE	$0.39	$0.69	$1.09	$1.32
DILUTED
From continuing operations	$0.81	$0.66	$1.49	$1.26
From discontinued operations	(0.42)	0.02	(0.41)	0.04
DILUTED EARNINGS PER COMMON SHARE	$0.39	$0.68	$1.07	$1.30

Earnings available to common stockholders:
Net income from continuing operations	$16,343	$12,867	$29,953	$24,372
Less: Income allocable to participating securities	(237)	(205)	(418)	(380)
Net income from continuing operations available to common stockholders	$16,106	$12,662	$29,535	$23,992

Weighted average number of shares outstanding, basic	19,547	18,841	19,488	18,761
Weighted average number of shares outstanding, diluted	19,940	19,099	19,888	19,024

Dividends declared per share	$0.270	$0.195	$0.540	$0.390

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Unaudited)
(U.S. Dollars, in thousands)	December 28, 2013	June 29, 2013
ASSETS
Current Assets
Cash and cash equivalents	$34,016	$38,590
Accounts receivable, net	93,699	90,989
Inventories, net	157,472	165,006
Other current assets	27,366	13,810
Total current assets	312,553	308,395

Property, Plant, Equipment, net	193,789	194,156
Goodwill	333,094	334,393
Other Assets	64,584	60,342
Total assets	$904,020	$897,286

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$40,225	$41,655
Accrued expenses and other current liabilities	64,786	81,902
Deferred income taxes	6,665	6,729
Current maturities of long-term debt	—	18
Total current liabilities	111,676	130,304

Long-Term Debt, net of Current Maturities	177,000	175,000
Deferred Income Taxes	21,205	19,894
Other Noncurrent Liabilities	111,096	105,080
Stockholders' Equity	483,043	467,008
Total liabilities and stockholders' equity	$904,020	$897,286

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Six Months Ended
	December 28,	December 29,
(U.S. Dollars, in thousands)	2013	2012
Operating Activities:
Net income	$21,741	$25,115
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	15,427	16,066
Loss on sale of businesses	12,922	—
Deferred income taxes	1,084	5,588
Share-based compensation	3,205	2,673
Changes in current operating items, exclusive of acquisitions and divestitures -
Accounts receivable	(8,155)	(4,079)
Inventories	(7,638)	6,038
Accounts payable	51	(3,857)
Other current assets and liabilities	(23,356)	(4,916)
Other	341	(1,787)
Net cash provided by operating activities	15,622	40,841
Investing Activities:
Capital expenditures	(15,012)	(17,952)
Divestiture (Acquisition) of businesses, net of cash	641	(18,663)
Net cash used for investing activities	(14,371)	(36,615)
Financing Activities:
Repayments of long-term debt	(18)	(184)
Proceeds from revolving credit facilities, net	2,000	2,275
Cash dividends paid	(10,678)	(7,447)
Net Issuance of common stock, under stock option plans	7,072	5,677
Repurchase of common stock	(5,406)	—
Shares associated with tax withholdings under our equity incentive plans	(1,303)	(734)
Excess tax benefits of shared-based compensation	3,008	—
Net cash used for financing activities	(5,325)	(413)
(Decrease) Increase in Cash and Cash Equivalents	(4,074)	3,813
Effect of Exchange Rates on Cash	(500)	298

Cash and Cash Equivalents:
Beginning of period	38,590	19,604
End of period	$34,016	$23,715
CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com